                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                                                                    NEWS RELEASE
For More Information Contact:
     Dennis P. Wolf                                           Heather Spedden
     Executive Vice President and CFO                         Investor Relations
     (510) 657-7400                                           (510) 657-7400

                      CREDENCE SYSTEMS REPORTS RESULTS FOR
                       FOURTH QUARTER AND FISCAL YEAR 2000

         FREMONT, Calif.--November 28, 2000--Credence Systems Corporation (Nasdaq NMS: CMOS) today reported results for its fourtH quarter and fiscal year ended October 31, 2000. Net sales for the fourth quarter of fiscal 2000 were $220.2 million, an increase of 175 percent from net sales of $80.2 million in the fourth quarter of fiscal 1999. Net sales were up $16.2 million sequentially or 8 percent from the company's record third fiscal quarter of 2000. Included in the results of the company's fourth quarter is a $3.5 million charge associated with the acquisition of in-process research and development ("IPR&D") for Modulation Instruments, Inc. and NewMillennia Solutions, Inc. There is no tax benefit associated with this charge because IPR&D is not deductible for tax purposes. Excluding these IPR&D charges, the company's pro-forma net income for the fourth quarter of fiscal 2000 was $52.5 million or $0.96 per diluted share. Total pro-forma net income for fiscal 2000 before IPR&D charges stood at $152.2 million or $2.87 per diluted share.
         The net income for the fourth quarter of fiscal 2000 including the IPR&D charge was $49.0 million or $0.89 per diluted share, compared to net income of $8.1 million during the fourth fiscal quarter of 1999, or $0.18 per diluted share. The net income for fiscal 2000 was $140.4 million or $2.65 per diluted share, compared to a net loss of $0.8 million or $0.02 per diluted share for fiscal 1999.
         Dr. Graham Siddall, Credence's president and chief executive officer said, "We concluded the fiscal year with a record quarter that brought our year-on-year growth to 245%. Our bookings of $222 million represented a book-to-bill of slightly over 1.0, which compares favorably with the recent estimates from SEMI of 0.81 for the Test and Assembly sector in October 2000."
         Dr. Siddall continued "In the current uncertain industry environment, there are concerns that some of these orders could be pushed out. In view of this uncertainty we estimate revenue will be sequentially down in the first quarter of fiscal 2001."
         Credence's executive vice president and chief financial officer, Mr. Dennis P. Wolf, said "Our operating performance continued to be strong in the fourth quarter with gross margins at 60.9 percent and operating margins before the IPR&D charges of 34.7 percent. The amortization of purchased intangibles for the quarter amounted to $4.9 million before tax or $0.06 per diluted share after tax. The pro-forma results for the company without this charge was an operating margin of 36.9 percent. The operating margin was the highest in our history as we recorded more income in this fiscal quarter than in any previous full year in our history. We also increased our commitment to the alternative approaches to next generation, high-performance test techniques with the acquisition of NewMillennia Solutions, Inc. NMS' current test solutions are targeting Rambus RDRAM memory and module test, RAC-based ASIC's, core logic chip sets, and graphics devices. In addition, we purchased our three-story office and manufacturing facility and approximately 30 acres of land in Hillsboro, Oregon during the quarter. The total purchase price was approximately $31.5 million and replaces a 15-year lease already in place."


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         Dr. Siddall, also said, "with our growth in fiscal year 2000 we have gained market share in the non-DRAM sector. We have also introduced more new products than in any previous year. The acquisition of three new companies is designed to broaden our current and future product offerings. The net result is to bring us closer to our goal of becoming #2 in the non-DRAM ATE industry. These results would not have been possible without the support of our customers and the hard work and dedication of our employees."
         Credence Systems Corporation will be conducting their conference call today, November 29th, 2000 at 3p.m. pacific time. You may either listen to the call by phone, 1-888-391-0107, or by web cast at www.credence.com
         Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers.
         Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS.
         Statements in this release that are forward looking and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, reliance on sales in Taiwan for a significant portion of our net sales, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company's ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the Company's ability to have an appropriate amount of production capacity in a timely manner, the timing of new technology, product introductions, the risk of early obsolescence, integration of acquired businesses, and the Company's ability to control expenses.
         Further, the Company operates in an industry sector where securities values are highly volatile and are influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

Credence, Credence Systems, Quartet Kalos and ValStar are trademarks of Credence Systems Corporation. Other trademarks, which may be mentioned in this release, are the intellectual property of their respective owners.


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                          CREDENCE SYSTEMS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                                  Prior
                                                    Three Months                 Quarter                Fiscal Year
                                                       Ended                      Ended                    Ended
                                                    October 31,                  July 31,               October 31,
                                          ---------------------------------    -------------    -----------------------------
                                              2000                1999             2000             2000            1999
                                          -------------       -------------    -------------    --------------   ------------
Net sales                                     $220,216             $80,215         $204,000          $679,738       $197,183
Cost of goods sold - on net sales               86,043              36,102           80,765           272,627         95,205
                                          -------------       -------------    -------------    --------------   ------------
Gross margin                                   134,173              44,113          123,235           407,111        101,978
Operating expenses:
Research and development                        20,003              10,682           19,490            68,179         36,459
Selling, general and administrative             32,831              18,373           29,885           106,951         58,660
Amortization of purchased                        4,876                 446            3,360            10,367          2,449
   intangibles
In-process research and                          3,512                 858            8,282            11,794            858
  development
Special charges                                     --               1,334               --                --          7,565
                                          -------------       -------------    -------------    --------------   ------------
   Total operating expenses                     61,222              31,693           61,017           197,291        105,991
                                          -------------       -------------    -------------    --------------   ------------
Operating income (loss)                         72,951              12,420           62,218           209,820         (4,013)
Interest and other income
(expenses), net                                  4,705                 328            5,874            14,071            261
                                          -------------       -------------    -------------    --------------   ------------
Income (loss) before income taxes               77,656              12,748           68,092           223,891         (3,752)
Income taxes (benefit)                          28,615               4,576           27,113            83,468         (1,372)
Minority interest (benefit)                         12                 106              (18)               41             75
                                          -------------       -------------    -------------    --------------   ------------
Net income (loss) before
Extraordinary items                           $ 49,029             $ 8,066          $40,997         $ 140,382       ($ 2,455)
                                          =============       =============    =============    ==============   ============
Gain on extinguishment of debt                      --                  --               --                --          1,646
Net income (loss)                             $ 49,029             $ 8,066          $40,997         $ 140,382       ($   809)
                                          =============       =============    =============    ==============   ============
Net income (loss) per share
   Basic                                         $0.96               $0.19            $0.82             $2.91       ($  0.02)
                                          =============       =============    =============    ==============   ============
   Diluted                                       $0.89               $0.18            $0.74             $2.65       ($  0.02)
                                          =============       =============    =============    ==============   ============
Number of shares used in
Computing per share amount
   Basic                                        51,240              43,448           49,802            48,239         42,176
                                          =============       =============    =============    ==============   ============
   Diluted                                      55,453              45,478           55,101            54,176         43,798
                                          =============       =============    =============    ==============   ============

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                          CREDENCE SYSTEMS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                  Prior Quarter
                                                         October 31,                 July 31,                October 31,
                                                     ---------------------     ---------------------     ---------------------
                                                             2000                      2000                      1999
                                                     ---------------------     ---------------------     ---------------------
                                                          (unaudited)               (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                     $105,319                  $133,498                  $ 52,104
   Short-term investments                                         124,545                   142,112                    39,774
   Accounts receivable, net                                       175,794                   160,248                    71,506
   Inventories                                                    102,034                    73,392                    41,218
   Other current assets                                            29,420                    24,707                    23,111
                                                     ---------------------     ---------------------     ---------------------
     Total current assets                                         537,112                   533,957                   227,713
Long-term investments                                             147,574                   137,344                    50,005
Property and equipment, net                                        94,853                    54,488                    43,063
Other assets                                                      106,540                    89,452                    19,639
                                                     ---------------------     ---------------------     ---------------------
     Total assets                                                $886,079                  $815,241                  $340,420
                                                     =====================     =====================     =====================

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
   Accounts payable                                              $ 53,287                  $ 41,948                  $ 23,611
   Accrued liabilities                                             71,202                    57,428                    31,163
   Income taxes payable                                            23,866                    13,430                     6,212
                                                     ---------------------     ---------------------     ---------------------
     Total current liabilities                                    148,355                   112,806                    60,986
Convertible subordinated notes & other                              1,039                    96,213                    97,744
Long-term deferred tax liability                                    7,292                    14,262                        --
Minority interest                                                     324                       312                       282
Stockholders' equity                                              729,069                   591,648                   181,408
                                                     ---------------------     ---------------------     ---------------------
Total liabilities and stockholders' equity                       $886,079                  $815,241                  $340,420
                                                     =====================     =====================     =====================

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                          CREDENCE SYSTEMS CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

         Notes: Operations for the fiscal year ended October 31, 2000 included a charge of approximately $11.8 million in the aggregate for the in-process research and development charges associated with the acquisitions of TMT, Inc., Modulation Instruments, Inc., and NewMillennia Solutions, Inc. There is no tax benefit associated with these charges.
         Operations for the year ended October 31, 1999 included pre-tax charges of approximately $6.2 million related to the disposal of excess facilities and severance, $1.3 million related to the acquisition and integration of Opmaxx, Inc., and $0.9 million for in-process research and development charges associated with that acquisition. Fiscal 1999 also included an extraordinary gain on extinguishment of debt after taxes of $1.6 million.
         During the three month period ended October 31, 2000, the Company recorded a charge of approximately $3.5 million for the in-process research and development charges associated with the acquisitions of Modulation Instruments, Inc. and NewMillennia Solutions, Inc. There is no tax benefit associated with these charges.
         During the three month period ended October 31, 1999, the Company recorded special pre-tax charges of $1.3 million related to the acquisition and integration of Opmaxx, Inc., and $0.9 million for in-process research and development charges associated with that acquisition.
         The information in the tables below shows pro-forma net income information excluding these non-recurring items. This supplemental financial information is not prepared in accordance with generally accepted accounting principles.

                                                       Three Months                                Fiscal Year
                                                          Ended                                       Ended
                                                         October 31,                               October 31,
                                               -----------------------------            -------------------------------
                                                  2000             1999                     2000              1999
                                               -----------      ------------            -------------     -------------
Pro forma operating income                       $ 76,463          $ 14,612                $ 221,614          $ 4,410
                                               -----------      ------------            -------------     ------------
Pro forma income before tax                        81,168            14,940                  235,685            4,671
Pro forma income tax provision                     28,615             5,365                   83,468            1,682
Minority interest                                      12               106                       41               75
                                               -----------      ------------            -------------     ------------
Pro forma net income                             $ 52,541           $ 9,469                $ 152,176          $ 2,914
                                               ===========      ============            =============     ============
Pro forma net income per share
    Basic                                           $1.03             $0.22                    $3.15            $0.07
                                               ===========      ============            =============     ============
    Diluted                                         $0.96             $0.21                    $2.87            $0.07
                                               ===========      ============            =============     ============
Number of shares used in computing per
Share amount
    Basic                                          51,240            43,448                   48,239           42,176
                                               ===========      ============            =============     ============
    Diluted                                        55,453            45,478                   54,176           43,798
                                               ===========      ============            =============     ============


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